PRESS RELEASE
FOR IMMEDIATE RELEASE

Longueuil, February 20, 2006
All amounts are expressed in US dollars, unless otherwise indicated.

CAMBIOR RECORDS ITS MOST PROFITABLE YEAR EVER

2005 HIGHLIGHTS

  Net earnings of $20.2 million ($0.07 per share)
  Cash flow from operating activities of $40.5 million, up 7%
  Revenues of $368.5 million, up 22%
  Record year of production at Rosebel (341,000 ounces at $208 per ounce)
  Total production of 638,400 ounces (at $285 per ounce)
  42% increase in reserves
  Operations ended at Omai Gold mine in September
  Sale of the Carlota Copper project for a net gain of $12.5 million
  Final deliveries on prepaid gold forward sales agreement

The Company generated record net earnings in 2005 of $20.2 million (or $0.07 per share), a major reversal from the $73.8 million net loss (or $0.30 per share) incurred in 2004. Revenues increased to $368.5 million in comparison to $300.9 million the year before, mainly as a result of higher gold prices and increased revenues from non-gold operations. Cash flow from operating activities was $40.5 million in 2005 compared to $38.0 million the previous year. Following the sale of the Carlota project in December 2005, the Company recorded a gain on disposal of assets of $12.5 million. In 2004, an impairment charge of $73.1 million was recorded at the Doyon mine.

Operating costs were negatively affected by the strength of the Canadian dollar and higher costs for fuel and other consumables such as steel, chemicals and lubricants, as compared to costs prevailing in 2004.

FOURTH QUARTER

For the fourth quarter ended December 31, 2005, revenues reached $97.4 million compared to $81.9 million for the same period a year earlier. A higher gold price and stronger non-gold revenues more than offset lower gold output. Cambior realized net earnings of $19.8 million (or $0.07 per share) for the quarter compared to a net loss of $76.7 million (or $0.28 per share) for the corresponding period in 2004. Cash flow from operating activities for the quarter was $6.8 million compared to $3.8 million a year earlier.

Mine operating costs at Rosebel and Doyon remained in line with those achieved during the third quarter of 2005. This performance is primarily due to the stabilization of the costs of fuel and other consumables during the last three months of the year. Moreover, the Sleeping Giant training program, set in place to counter the workforce attrition problem observed during the third quarter, was a significant contributing factor to the decrease in mine operating costs to $444 per ounce during the fourth quarter of 2005 from $525 in the previous quarter.
Fourth Quarter and Year-End 2005
Financial Results	1

On December 21, 2005, Cambior completed the previously announced sale of its Carlota Copper project to Quadra Mining Ltd. As per the terms of the agreement, the Company received a cash consideration of $15 million at closing and will receive, commencing on March 31, 2006, further consideration in the form of eight quarterly deliveries of 6,250 ounces of gold each. The final four gold deliveries may be deferred if the buyer is unable to begin construction at Carlota by the first quarter of 2007. Based on the forward prices of these gold deliveries as of the closing date and assuming a 3% risk premium, the total value of the transaction was estimated to be $38.6 million. Cambior's net gain on disposal was $12.5 million.

COMMENTARY

Louis P. Gignac, Cambior's President and Chief Executive Officer stated: "We are proud to announce that Cambior not only returned to profitability, but also earned a record profit of $20.2 million. This profit was fuelled by the Rosebel mine which, building on the results achieved during its first year of operations, increased its production by 25% in 2005. This strong performance allowed us to surpass our 2005 gold production target by 3%. Total reserves were also increased by 42% to reach 5 million ounces of gold, mostly due to the conversion of Camp Caiman's 1.1 million ounces from resources to reserves and to the addition of 753,000 ounces, net of production, at Rosebel. More importantly, 2005 was a cornerstone year in the development of a new generation of gold mines. We completed the Camp Caiman feasibility study, delivered promising drilling results on our La Arena project and accelerated our Westwood exploration program. These accomplishments were achieved while Cambior was attaining profitability. We intend to build on the fourth quarter's performance and on favourable conditions in the gold market to further progress toward our objective in 2006 of increased shareholder value through growth in production and reserves."

FINANCIAL POSITION

At year end, Cambior's financial obligations stood at $63.0 million while cash and short-term investments amounted to $15.6 million.

The Company reimbursed $18 million on its corporate term loan. The $12.2 million balance in deferred revenue resulting from the $55 million prepaid gold forward sales agreement signed in 2001, was totally extinguished following the last scheduled gold delivery in December 2005.

Over the course of 2005, $10.0 million was borrowed from a Caribbean financial institution under a credit facility received by Omai Bauxite Mining Inc. (OBMI), a company owned 70% by Cambior and 30% by the government of Guyana; $8.0 million was also borrowed under a separate credit facility received from the same financial institution by Omai Services Inc. (OSI), a power generation company 100% owned by Cambior which supplies electricity to OBMI. These two financings, that are non-recourse to Cambior Inc., have been used to finance the refurbishing of the bauxite infrastructure.

Capital expenditures amounted to $93.8 million in 2005 compared to $133.0 million in the previous year. Of this amount, sums of $6.5 million were invested in the Rosebel Phase-2 construction, $11.6 million to increase our mine gold reserves, $16.0 million in our advanced development projects, $4.1 million to purchase the remaining 50% interest in the Sleeping Giant mine, $16.6 million to complete phase-1 and initiate phase-2 of the Omai Bauxite rehabilitation process, $6.1 million on the Niobec expansion program and the remaining $32.9 million in sustaining capital.

PRODUCTION HIGHLIGHTS

Cambior achieved gold production of 638,400 ounces at a mine operating cost of $285 per ounce in 2005, compared to 694,100 ounces at $244 per ounce in the previous year. The decrease in production is primarily attributable to the scheduled termination of operations at the Omai Gold mine in late September 2005. The increase in unit cost in 2005 is due to the increased value of the Canadian dollar (relative to the US dollar) and its effect on Canadian operations, in addition to increased energy and commodity costs.
Fourth Quarter and Year-End 2005
Financial Results	2

For the fourth quarter of 2005, gold production totalled 141,600 ounces at a mine operating cost of $286 per ounce compared to 175,100 ounces at a mine operating cost of $251 per ounce for the corresponding quarter in 2004. The cost increase is mainly due to higher energy costs.

OPERATIONS

The Rosebel mine produced 341,400 ounces of gold in 2005, compared to gold production of 273,700 ounces in 2004. Since the commencement of commercial production in February 2004, improvements and minor circuit expansions have allowed the mill to process at a tonnage above design capacity. Daily throughput averaged 19,700 tonnes in 2005, a 30% increase from the 15,200 tonnes averaged in 2004. The higher 2005 throughput allowed the termination of the planned high-grading period in the mining plan and all available ore was fed to the mill as it was mined. During 2005, the mill processed 7.2 million tonnes of ore at an average grade of 1.56 g Au/t, compared to 5.1 million tonnes at an average grade of 1.84 g Au/t in 2004. The mining operating costs increased to $208 per ounce from $170 per ounce in 2004; the increase is mainly attributable to the end of focusing on higher grade ore and increased energy and blasting costs.

For 2005, the Doyon Division (which includes both the Doyon and Mouska mines) produced 157,500 ounces of gold at a mine operating cost of $358 per ounce, compared to the 146,500 ounces produced at a mine operating cost of $374 per ounce in 2004. The 7.5% increase in gold production is due to the full year of production at the Mouska mine following the completion of the shaft deepening project and operational improvements following the reorganization of the Doyon mine in late 2004.

Cambior's share of production at the Sleeping Giant mine amounted to 40,000 ounces of gold in 2005 at a mine operating cost of $449 per ounce compared to 33,500 ounces at a mine operating cost of $291 per ounce in 2004. Cambior acquired the residual 50% interest in the mine in April 2005. Production was seriously impaired from May to September due to the loss of experienced miners. Following the implementation of a recruitment and training program for new miners, gold production increased 42% in the fourth quarter to 13,900 ounces from 9,800 in the third quarter. Along with an increase in the grade milled, the higher production lowered the mine operating cost in the last quarter.

The Omai Gold mine ceased its operations in September 2005. The final year was mostly devoted to processing the low grade ore stockpiled in the early years of operations. Consequently, a total of 3.7 million tonnes of ore were processed at an average grade of 0.91 g Au/t for production of 99,500 ounces of gold in 2005, compared to 5.5 million tonnes at an average grade of 1.46 g Au/t for production of 240,400 ounces in 2004. During its lifetime, Omai Gold produced over 3.7 million ounces of gold.

In 2005, niobium sales from the Niobec mine totalled $51.4 million compared to $37.9 million in 2004. This increase was primarily due to Cambior's acquisition of the residual 50% interest in Niobec in July 2004. In September 2005, the Company completed a major expansion and optimization program that increased capacity by 20 percent.

In its first year of production, Omai Bauxite had total sales of $36.9 million. During the year, the Company completed its Phase 1 rehabilitation program which totally rebuilt kiln #14. Along with kiln #13, monthly production reached 28,300 tonnes of high-alumina bauxite in December 2005.

MINERAL RESERVES AND RESOURCES

At year-end 2005, proven and probable reserves for the gold mines amounted to 5 million ounces of gold contained compared to 3.5 million ounces of gold contained at the end of 2004, representing a 42% increase. This increase is attributable to a net gain of 753,000 ounces at the Rosebel mine and the addition of 1.1 million ounces in the probable category following the completion of the Camp Caiman feasibility study. A full description of Cambior's mineral reserves and resources is provided in the January 18, 2006 press release.

Fourth Quarter and Year-End 2005
Financial Results	3

EXPLORATION AND PROJECT DEVELOPMENT

In 2005, Cambior pursued an aggressive exploration and business development program with total expenditures of $33.6 million. The program included completion of a full feasibility study at the Camp Caiman project as well as exploration and development of the Westwood and La Arena projects. The Company completed the Camp Caiman feasibility study in August 2005 and is currently working on fulfilling the conditions set by the board of directors to allow the beginning of construction, namely obtaining all operating permits, satisfactory government grants under Loi Girardin and relief from certain regional fuel tax. Drilling results at the La Arena property in Peru have been positive and the Company has plans to aggressively pursue additional drilling programs and studies and complete a pre-feasibility study in 2006. Additionally, Cambior is accelerating its exploration of the Westwood deposit following positive surface drilling results. A more detailed description of Cambior's exploration program can be found in its January 18, 2006 press release.

2006 PRODUCTION TARGETS

Cambior's gold production target for 2006 is 529,000 ounces at an estimated mine operating cost of $294 per ounce. The decrease in the 2006 projected production compared to 2005 is the result of the termination of operations at the Omai Gold mine in September 2005.

2006 TARGETS
Gold Mines	Production (ounces)	Mine operating cost
		($/oz)
Rosebel	335,200	240
Doyon Division	150,000	381
Sleeping Giant	43,800	408
TOTAL	529,000	294

2006 TARGETS
Non-gold Mines	Sales
	(in millions of $)
Niobec (niobium)	60
OBMI (calcined bauxite)	64

Consolidated Financial Statements

The unaudited consolidated financial statements and explanatory notes for the fourth quarter and for the year ended December 31, 2005, are available in PDF format on Cambior's website at www.cambior.com or through the CCNMatthews website at www.ccnmatthews.com.

Year-End 2005 Financial Results Conference Call

Cambior will host a conference call on February 21, 2006 at 10:30 a.m., local time, to discuss its fourth quarter and year-end consolidated 2005 unaudited financial results.

Financial analysts are invited to participate in the call by dialing 1-800-274-8650 in North America. Outside of North America, please dial (416) 641-6653. Media and all other interested individuals are invited to listen to the live webcast on the Cambior website at www.cambior.com or through CCNMatthews at www.ccnmatthews.com/cambior.

The conference call will be available for replay for a period of 48 hours by calling (416) 626-4100, reservation # 21281925. The webcast will also be archived on the Company's website.

Fourth Quarter and Year-End 2005
Financial Results	4

Record Date Set For Cambior's Annual General and Special Meeting of Shareholders

Cambior Inc. announces that its board of directors adopted a resolution fixing the close of business on Wednesday, March 15th, 2006, as the record date for the purpose of determining shareholders entitled to receive notice of its Annual General and Special Meeting of Shareholders.

The Annual General and Special Meeting of Shareholders of Cambior Inc. will be held at the Marriott Château Champlain in Montreal on Wednesday, May 3, 2006 at 11:00 a.m. (local time).

* * * * *

Cambior Inc. is an international gold producer with operations, development projects and exploration activities throughout the Americas. Cambior's shares trade on the Toronto (TSX) and American (AMEX) stock exchanges under the symbol "CBJ". Cambior's warrants, "CBJ.WT.C" and "CBJ.WT.D", trade on the TSX.

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission (the "SEC") allows mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this press release, such as "mineral resources", that the SEC guidelines strictly prohibit us from including in our filings with the SEC. U.S. investors are urged to consider closely the disclosure in Cambior's Annual Report on Form 40-F. A copy of the 2004 Form 40-F is available to shareholders, free of charge, upon written request addressed to the Investor Relations Department.

Caution Concerning Forward-Looking Statements

This press release contains certain "forward-looking statements", including, but not limited to, the statements regarding the Company's strategic plans, future commercial production, sales and financial results, construction and production targets and timetables, the evolution of mineral reserves and resources, mine operating costs, in particular the continued impact of the fuel price, the strength of the Canadian currency and the cost of raw materials; statements regarding capital expenditures, work programs, development plans, and exploration programs, objectives and budgets; statements regarding the assumptions underlying the Camp Caiman feasibility study, conversion of its mineral resources into reserves, timetables (including the timetable to obtain all permits), the possible grant of investment incentives (including those under Loi Girardin) and, generally, the meeting of conditions relating to the Company's board of directors approval; statements regarding the receipt of each gold deferred payment on its due date and the dollar value of such gold at the time of delivery or, in other words, the effect of Cambior's full exposure to the gold price in connection with such deferred payments, the eventual commencement of construction of the Carlota project and its impact on the timing of gold payments. Forward-looking statements express, as at the date of this press release, the Company's plans, estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, exploration risks, risks associated with foreign operations, environmental risks and hazards, uncertainty as to calculation of mineral reserves, requirement of additional financing or additional permits, authorizations or licences, risks of hedging strategies, risks of delays in construction and production and other risks referred to in Cambior's 2004 Annual Information Form filed with the Securities Commissions of all provinces in Canada, and with the United States Securities and Exchange Commission (under Form 40-F), as well as the Toronto Stock Exchange and the American Stock Exchange.

Fourth Quarter and Year-End 2005
Financial Results	5

For additional information, please contact:
Renmark Financial Communications
CAMBIOR INC.	Sylvain Laberge
Martin Amyot	Jason Roy
Manager - Investor Relations	Tel. : (514) 939-3989
Tel: (450) 677-2699
Toll free : 1 (866) 554-0554	www.renmarkfinancial.com
Fax: (450) 677- 3382
E-mail: info@cambior.com
Web: www.cambior.com
PR-2006-04

Fourth Quarter and Year-End 2005
Financial Results	6

HIGHLIGHTS

	Fourth Quarter ended		Year ended
(unaudited)	December 31,		December 31,
(All amounts are in US dollars)	2005	2004	2005	2004
RESULTS (in millions of $)
Revenues	97.4	81.9	368.5	300.9
Cash flow from operating activities	6.8	3.8	40.5	38.0
Net earnings (loss)	19.8	(76.7)	20.2	(73.8)
PER SHARE ($)
Net earnings (loss)	0.07	(0.28)	0.07	(0.30)
Basic weighted average number of common shares outstanding (in millions)	274.5	269.9	274.3	249.3
GOLD PRODUCTION
Number of ounces produced (000)	142	175	638	694
Realized gold price ($ per ounce)	466	392	421	370
Mine operating costs ($ per ounce)	286	251	285	244

	December 31,	December 31,
	2005	2004
FINANCIAL POSITION (in millions of $)
Cash and short-term investments	16	55
Total assets	621	590
Shareholders' equity	402	375
Total number of shares outstanding (in millions)	274.6	274.2

MINERAL RESERVES AND RESOURCES	Dec. 31, 2005	Dec. 31, 2004
Gold (ounces contained)	@ $425 /oz	@ $400/oz
Proven and probable reserves	5,036,600	3,541,200
Measured and indicated resources	3,205,700	3,480,500
Inferred resources	4,757,100	3,677,400

Fourth Quarter 2005 and Year-End Report	7

	Fourth Quarter		Year
GOLD PRODUCTION STATISTICS	ended December 31,		ended December 31,
(unaudited)	2005	2004	2005	2004

Rosebel (100%) (1)
Production (ounces)	81,800	93,300	341,400	273,700
Tonnage milled (t)	1,786,300	1,580,000	7,196,400	5,067,000
Grade milled (g Au/t)	1.51	1.93	1.56	1.84
Recovery (%)	94	95	94	94
Mine operating costs ($ per tonne milled)	11	9	10	9
Mine operating costs ($ per ounce)	230	158	208	170
Depreciation, depletion and amortization ($ per ounce)	46	67	56	78

OMAI (100%)(2)
Production (ounces)	2,600	43,000	99,500	240,400
Tonnage milled (t)	-	1,414,500	3,703,200	5,545,400
Grade milled (g Au/t)	-	1.05	0.91	1.46
Recovery (%)	-	91	90	93
Mine operating costs ($ per tonne milled)	-	9	10	11
Mine operating costs ($ per ounce)	-	307	366	244
Depreciation, depletion and amortization ($ per ounce)	-	31	34	37

Doyon Division (3)
Production (ounces)	43,300	31,300	157,500	146,500
Tonnage milled (t)
Underground mines	188,400	180,100	773,200	964,200
Pit and low grade stockpile	14,500	21,900	33,200	207,800
Total	202,900	202,000	806,400	1,172,000
Grade milled (g Au/t)
Underground mines	7.4	5.5	6.6	4.6
Pit and low grade stockpile	1.0	1.3	1.0	1.5
Average	6.9	5.0	6.3	4.1
Recovery (%)	97	97	96	96
Mine operating costs ($ per tonne milled)	76	67	70	47
Mine operating costs ($ per ounce)	356	430	358	374
Depreciation, depletion and amortization ($ per ounce)	96	114	87	97
Sleeping Giant(4)
Production (ounces)	13,900	7,500	40,000	33,500
Tonnage milled (t)	40,600	22,500	121,200	96,500
Grade milled (g Au/t)	10.9	10.7	10.6	11.1
Recovery (%)	97	97	97	97
Mine operating costs ($ per tonne milled)	150	109	148	101
Mine operating costs ($ per ounce)	444	327	449	291
Depreciation, depletion and amortization ($ per ounce)	107	61	105	63

TOTAL GOLD PRODUCTION (ounces)	141,600	175,100	638,400	694,100
MINE OPERATING COSTS ($ per ounce)	286	251	285	244

(1) Production began in February 2004.
(2) Production at the Omai mine ended in 2005.
(3) Includes the Doyon and Mouska mines. Production from Mouska was temporarily suspended in late December 2003 to allow for shaft deepening. Production resumed in October 2004.
(4) On April 30, 2005, Cambior purchased the remaining 50% interest in the Sleeping Giant mine. Before that date, it was a 50% ownership through a joint venture.

Fourth Quarter 2005 and Year-End Report	8

GOLD PRODUCTION STATISTICS (continued)

	Fourth Quarter		Year
CONSOLIDATED GOLD PRODUCTION COSTS	ended December 31,		ended December 31,
($ per ounce) (unaudited)	2005	2004	2005	2004
Direct mining costs	286	250	284	238
Deferred stripping costs	-	-	-	6
Refining and transportation	2	2	2	2
By-product credits	(2)	(1)	(1)	(2)
Mine operating costs	286	251	285	244
Royalties	26	13	20	13
Total operating costs	312	264	305	257
Depreciation, depletion and amortization	66	66	63	67
Restoration	2	3	3	2
Total production costs	380	333	371	326

NON GAAP MEASURE

The Company reports mine operating costs on a production basis commonly used as a performance measure in gold mining industry even if it is a non-GAAP measure. Mine operating costs per ounce data are a measure that management uses to monitor performance. These statistics are used to assess how well the producing mines are performing compared to plan and also to assess the overall effectiveness and efficiency of mining operations. Reported mine operating costs per ounce data are calculated in accordance with The Gold Institute Production Cost Standard (the "Standard"). The data does not have a meaning prescribed by Canadian GAAP and therefore amounts presented may not be comparable to data presented by gold producers who do not follow the Standard. Total mine operating costs per ounce are derived from amounts included in the Statement of operations and mine site operating costs such as mining, processing, administration and royalties but exclude amortization, restoration costs, financing costs and capital, development and explorations costs.

The data is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. The following table provides a reconciliation of total mine operating costs per ounce produced to the financial statements.

	Fourth Quarter ended		Year ended
	December 31,		December 31
	2005	2004	2005	2004
(in millions of $)
Mine operating costs-as per financial statements	71.3	62.7	282.2	224.5
Royalties	(3.6)	(3.5)	(13.0)	(11.5)
Non-gold costs	(25.6)	(17.0)	(82.1)	(42.4)
By-product credits	(0.3)	(0.1)	(0.9)	(1.2)
Accretion expense at gold operating mines	(0.3)	(0.5)	(1.7)	(1.5)
Inventory adjustments	(1.0)	2.3	(2.5)	1.7
Gold mine operating costs	40.5	43.9	182.0	169.6
Ounces produced	141,600	175,100	638,400	694,100
Gold mine operating costs ($ per ounce)	286	251	285	244

Fourth Quarter 2005 and Year-End Report	9

	Fourth Quarter		Year
CONSOLIDATED OPERATIONS	ended December 31,		ended December 31,
(unaudited)	2005	2004	2005	2004
(in thousands of United States dollars, except for amounts per share)	$	$	$	$
REVENUES
Mining operations	97,245	81,522	367,887	299,981
Investment and other income	116	421	598	937
	97,361	81,943	368,485	300,918
EXPENSES
Mining operations	71,264	62,735	282,219	224,511
Depreciation, depletion and amortization	11,731	12,186	47,931	46,937
Exploration and business development	2,566	3,397	5,962	10,201
General and administrative	3,110	2,085	10,884	8,917
Financial expenses	1,550	1,517	4,692	4,117
Stock-based compensation (Note 14)	224	481	1,595	1,580
Loss (Gain) on foreign exchange	(65)	29	98	1,103
	90,380	82,430	353,381	297,366
Earnings (Loss) before the undernoted items	6,981	(487)	15,104	3,552
Gain on disposal of assets	11,654	-	12,540	-
Non-hedge derivative gain (Note 16)	1,861	1,102	2,697	2,551
Gain on foreign exchange from reduction in net investment	210	-	742	-
Impairment loss and restructuring costs (Note 2)	-	(71,211)	-	(73,152)
Income and mining taxes (Note 15)	(698)	(5,654)	(9,961)	(6,160)
Non-controlling interest	(230)	(473)	(920)	(565)
Net earnings (loss)	19,778	(76,723)	20,202	(73,774)
Basic net earnings (loss) per share	0.07	(0.28)	0.07	(0.30)
Diluted net earnings (loss) per share	0.07	(0.28)	0.07	(0.30)
Basic weighted average number of common shares
outstanding (in thousands) (Note 13)	274,508	269,881	274,339	249,321
Diluted weighted average number of common shares
outstanding (in thousands) (Note 13)	276,026	269,881	275,890	249,321

The accompanying notes are an integral part of the interim consolidated financial statements.

Fourth Quarter 2005 and Year-End Report	10

	Fourth Quarter			Year
CONSOLIDATED CONTRIBUTED SURPLUS	ended December 31,		ended December 31,
(unaudited)	2005	2004	2005	2004
(in thousands of United States dollars)	$	$	$	$
Balance, beginning of period	18,205	16,614	17,039	15,661
Stock-based compensation	224	481	1,595	1,580
Options exercised and transferred to capital stock	(51)	(56)	(262)	(202)
Common share purchase options expired	-	-	6	-
Balance, end of period	18,378	17,039	18,378	17,039

CONSOLIDATED DEFICIT
(unaudited)
(in thousands of United States dollars)
Balance, beginning of period	(204,119)	(123,348)	(204,477)	(124,797)
Net earnings (loss)	19,778	(76,723)	20,202	(73,774)
Share and warrant issue expenses, net of income tax	-	(4,406)	(66)	(5,906)
Balance, end of period	(184,341)	(204,477)	(184,341)	(204,477)

The accompanying notes are an integral part of the interim consolidated financial statements.

Fourth Quarter 2005 and Year-End Report	11

	Fourth Quarter			Year
CONSOLIDATED CASH FLOWS	ended December 31,		ended December 31,
(unaudited)	2005	2004	2005	2004
(in thousands of United States dollars)	$	$	$	$

OPERATING ACTIVITIES
Net earnings (loss)	19,778	(76,723)	20,202	(73,774)
Disbursement – asset retirement obligations (Note 11)	(2,198)	-	(3,427)	-
Non-cash items
Deferred revenue – Delivery of gold on the prepaid
forward (Note 9)	(3,055)	(3,055)	(12,222)	(12,222)
Depreciation, depletion and amortization	11,731	12,186	47,931	46,937
Amortization of deferred stripping costs	-	52	-	4,754
Accretion expense-asset retirement obligations (Note 11)	362	760	1,832	1,787
Impairment loss	-	71,211	-	71,211
Amortization of deferred gains/losses	(450)	(1,122)	(489)	(3,953)
Unrealized non-hedge derivative loss (gain) (Note 16)	103	(3,112)	(733)	(9,339)
Stock-based compensation	224	481	1,595	1,580
Future income taxes (Note 15)	1,440	5,409	11,964	5,704
Non-controlling interest	230	473	920	565
Gain on disposal of assets (Note 6)	(11,654)	-	(12,540)	-
Others	(623)	487	(878)	961
	15,888	7,047	54,155	34,211
Changes in non-cash working capital items (Note 3)	(9,083)	(3,288)	(13,620)	3,794
Cash flow from operating activities	6,805	3,759	40,535	38,005

INVESTING ACTIVITIES
Short-term investments (Note 4)	-	(33,846)	33,846	32,924
Investments	973	(6,007)	3,846	(14,180)
Net disposition (acquisition) of assets and businesses (Note 6)	14,299	(14,821)	10,163	(56,730)
Property, plant and equipment	(15,315)	(11,540)	(89,697)	(76,238)
Cash flow used in investing activities	(43)	(66,214)	(41,842)	(114,224)

FINANCING ACTIVITIES
Long-term debt – Borrowings	18	15	18,084	2,097
Long-term debt – Repayments	(4,902)	(16,195)	(21,047)	(20,753)
Deferred charges	239	(13)	(1,260)	(36)
Common shares issued net of issue expenses	93	83,602	336	87,150
Cash flow from (used in) financing activities	(4,552)	67,409	(3,887)	68,458
Effect of changes in the exchange rate on cash held in foreign
currency	8	332	(244)	331
Net increase (decrease) in cash and cash equivalents	2,218	5,286	(5,438)	(7,430)
Cash and cash equivalents, beginning of period	13,364	15,734	21,020	28,450
Cash and cash equivalents, end of period (Note 4)	15,582	21,020	15,582	21,020

The accompanying notes are an integral part of the interim consolidated financial statements.

Fourth Quarter 2005 and Year-End Report	12

CONSOLIDATED BALANCE SHEETS	December 31,	December 31,
(unaudited)	2005	2004
(in thousands of United States dollars)	$	$

ASSETS
Current assets
Cash and short-term investments (Note 4)	15,582	54,866
Receivables	41,497	22,227
Production inventories	13,209	13,691
Supplies inventory and prepaid expenses	43,378	37,903
Current portion of deferred losses (Note 10)	-	4,646
Fair value of non-hedge derivatives (Note 16)	1,082	1,549
Future income and mining tax assets	14,679	12,985
	129,427	147,867
Investments and other assets (Note 5)	31,433	20,748
Property, plant and equipment	454,866	398,847
Assets held for sale (Note 6)	-	22,952
Future income and mining tax assets	5,628	-
	621,354	590,414
LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	54,667	61,133
Current portion of long-term liabilities (Note 7)	23,642	36,868
Fair value of hedge derivatives (Note 16)	9,463	-
	87,772	98,001
Long-term debt (Note 8)	41,793	44,442
Deferred gains (Note 10)	-	204
Liability for asset retirement obligations and others (Note 11)	33,805	25,959
Accrued benefit liabilities	5,644	5,638
Fair value on hedge derivatives (Note 16)	4,066	14,273
Future income and mining tax liabilities	39,846	21,117
Non-controlling interest	6,708	5,788
	219,634	215,422

SHAREHOLDERS' EQUITY
Common shares and options (Note 13)	546,156	545,498
Equity component of convertible debenture	262	262
Contributed surplus	18,378	17,039
Deficit	(184,341)	(204,477)
Cumulative translation adjustment	21,265	16,670
	401,720	374,992
	621,354	590,414

Commitments and contingencies (Notes 17 and 18)

The accompanying notes are an integral part of the interim consolidated financial statements.

Fourth Quarter 2005 and Year-End Report	13

NOTES AND COMMENTS ON THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(All amounts are in United States dollars except where otherwise indicated; amounts in tables are in thousands of US dollars.)

1. BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles (GAAP). They are consistent with the policies and practices used in the preparation of the Company's audited annual consolidated financial statements. These interim unaudited consolidated financial statements should be read in conjunction with the notes to the Company's audited consolidated financial statements for the year ended December 31, 2004.

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes. The Company regularly reviews the estimates and assumptions that affect consolidated financial statements and actual results could differ from these estimates. Significant areas where management judgment is applied are asset valuations, contingent liabilities, asset retirement obligations, employee future benefit plans, fair value of hedge derivative and non-hedge derivative instruments and mineral reserves.

In the opinion of management, all adjustments considered necessary for fair presentation of the results for the periods presented are reflected in the consolidated financial statements.

Reclassification

Certain comparative figures have been reclassified to conform to the presentation adopted in 2005.

2. IMPAIRMENT LOSS AND RESTRUCTURING COSTS

In accordance with its accounting policies, the Company reviewed the carrying value of the Doyon mine at yearend 2004 based on its long-term plan and updated mineral reserves and determined that an impairment loss was necessary in 2004.

Net estimated future cash flows from the Doyon mine were calculated, on an undiscounted basis, based on management's best estimates of future gold production, which were established using long-term gold price and foreign exchange rate assumptions. Future expected operating costs, capital expenditures and asset retirement obligations were based on the life of the mine. The fair value was calculated by discounting the estimated future net cash flows using a single interest rate, commensurate with the risk.

The impairment loss also required the write-off of previously deferred losses and the set-up of a hedge derivative loss for forward contracts attributable to Doyon.

This loss is summarized as follows:

$
Impairment loss	52,645
Write-off of deferred losses	4,293
Hedge derivative loss in relation with the fair value of forward sales commitments	14,273
71,211
Restructuring costs	1,941
73,152

Fourth Quarter 2005 and Year-End Report	14

NOTES AND COMMENTS TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - continued

3. FINANCIAL INFORMATION INCLUDED IN THE CONSOLIDATED STATEMENT OF CASH FLOWS

a) Changes in non-cash working capital items

	Fourth Quarter		Year
	ended December 31,		ended December 31,
	2005	2004	2005	2004
(in thousands of dollars)	$	$	$	$
Receivables	(6,567)	(1,095)	(7,667)	(3,841)
Production inventories	(180)	(2,032)	482	(293)
Supplies inventory and prepaid expenses	(1,084)	218	(5,117)	(8,199)
Accounts payable and accrued liabilities	(1,252)	(379)	(1,318)	16,127
	(9,083)	(3,288)	(13,620)	3,794

Some changes in non-cash working capital items for major projects in construction are included in investing activities. These are considered as investing activities because they relate to the construction, or the constitution of working capital prior to commercial production. When commercial production begins, changes in non-cash working capital items are presented under operating activities. Changes in non-cash working capital items related to acquisition of assets are included in investing activities.

b) Cash flows relating to interest and income and mining taxes

	Fourth Quarter			Year
	ended December 31,		ended December 31,
	2005	2004	2005	2004
(in thousands of dollars)	$	$	$	$
Interest paid	1,401	732	3,273	2,500
Income and mining taxes paid	71	240	247	451

4. CASH AND SHORT-TERM INVESTMENTS

	December 31,	December 31,
	2005	2004
(in thousands of dollars)	$	$
Cash	1,920	7,438
Short-term investments with initial maturities of less than three months, bearing interest at
rates varying from 3.20% to 4.15% (2.10% to 2.45% in 2004)(a)	13,662	13,582
Cash and cash equivalents	15,582	21,020
Short-term investments with initial maturities of more than three months but less than six
months bearing interest at rates varying from 2.02% to 2.48% in 2004(b)	-	33,846
Cash and short-term investments	15,582	54,866

(a) Some of these short-term investments totalling $172,000 (C$200,000) ($1,082,000 (C$1,300,000) in 2004) were denominated in Canadian dollars.

(b) Some of these short-term investments totalling $9,033,000 (C$10,857,000) in 2004 were denominated in Canadian dollars.

Fourth Quarter 2005 and Year-End Report	15

NOTES AND COMMENTS TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - continued

5. INVESTMENTS AND OTHER ASSETS

	December 31,	December 31,
	2005	2004
(in thousands of dollars)	$	$
Shares of publicly traded companies, at cost net of provision for decline in
market value(a)(b)	14,103	15,820
Ounces of gold receivable related to the disposal of the Carlota project (Note 6)	24,850	-
Debt service accounts (Note 8 b) and c))	812	-
Restricted cash deposit per closure costs guarantees	533	-
Residual proceeds receivable of $2,000,000 from the sale of a project, discounted at
6.125%	-	1,912
Promissory note receivable from a supplier and others	833	2,454
Accrued benefit asset	1,248	563
	42,379	20,749
Deferred charges	2,412	1,911
	44,791	22,660
Current portion included in receivables	13,358	1,912

	31,433	20,748

(a) The fair value of the shares of publicly-traded companies, based on the last quoted market price, was $20,703,000 as at December 31, 2005 ($18,922,000 as at December 31, 2004). A provision of $1,024,000 was accounted for in 2005 to reflect a permanent decline in one investment.

(b) Some of these shares totalling $14,055,000 (C$18,366,000) ($15,772,000 (C$20,608,000) in 2004) were denominated in Canadian dollars.

6. ACQUISITION AND DISPOSITION OF ASSETS AND BUSINESSES

The following table presents the cash impact of acquisition and disposition of assets and businesses:

	Year
	ended December 31,
	2005	2004
	$	$
Disposal of Carlota Project	14,299	-
Consolidation of the ownership of the Sleeping Giant mine	(4,136)	-
Acquisition of Sequoia Minerals Inc.	-	(42,019)
Privatization of Linden Bauxite operations in Guyana and creation of Omai
Services Inc.	-	(14,711)
	10,163	(56,730)

Disposal of the Carlota Copper Project

On December 21, 2005, Cambior completed the sale of the Carlota Copper project ("Carlota") through the transfer of all shares of Cambior USA, Inc. ("Cambior USA") for an initial consideration of $38,630,000. Under the terms of the agreement, Cambior received, at closing, a cash consideration of $15,000,000, and will receive, commencing on March 31, 2006, eight quarterly deliveries of 6,250 ounces of gold. The fair value of the ounces of gold receivable was determined to be $23,630,000 based on forward prices at the closing date and a 3.0% risk premium. As the gold spot price was $489 per ounce on the closing date, Cambior recognized both a $24,450,000 gold receivable and a related discount of $820,000. The gold receivable is revaluated at each balance sheet date at the current spot price and the variation is accounted for under the "non-hedge derivative gain" caption in the statement of operations (Note 16). The discount is amortized up to the time of deliveries and is accounted for under the "investment income" caption in the statement of operations.

Fourth Quarter 2005 and Year-End Report	16

NOTES AND COMMENTS TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - continued

6. ACQUISITION AND DISPOSITION OF ASSETS AND BUSINESSES (continued)

Disposal of the Carlota Copper Project (continued)

To conclude this transaction, Cambior incurred $1,001,000 of commission and fees. The net gain on disposal was $12,552,000. The USA tax losses carried forward of Cambior USA were also transferred to the buyer. Also, following this disposition, Cambior has realized, for income tax purposes, a capital loss in the amount of $41,837,000 on which no future tax asset was recognized.

At December 31, 2005, the revaluation of the gold receivable at a spot price of $513 per ounce, resulted in the recognition of a $1,200,000 gain.

The final four gold deliveries may be deferred if the buyer is unable to begin construction at Carlota by the first quarter of 2007. The deferral cannot however be extended beyond June 30, 2010. Following an agreed-upon drilling program of approximately 3,000 meters, Cambior may receive up to an additional $4,000,000 in cash based on the estimated copper contained in defined areas.

As security regarding the gold deliveries, the buyer:

(i) pledged all shares of Cambior USA and of Carlota Copper Company ("CCC"), a wholly-owned subsidiary of Cambior USA and the direct owner of Carlota; and

(ii) granted first rank security interests in all moveables and immoveables of Cambior USA and of CCC, in Cambior's favor; such first ranking being subject to existing royalties on Carlota and security interests to be granted in connection with project financing for Carlota, if and when applicable, which shall rank pari passu with Cambior's security.

The carrying value of the Carlota project as at December 31, 2004, was classified as assets held for sale on the consolidated balance sheet. All expenditures related to the Carlota project were capitalized and included in investing activities: $2,125,000 in 2005 and $5,888,000 in 2004.

Consolidation of the ownership of the Sleeping Giant mine

Effective April 30, 2005, the Company purchased the remaining 50% interest in the Sleeping Giant mine for a cash consideration of $4,136,000 (C$5,205,000). The transaction was accounted as an acquisition of assets.

The following table summarizes the fair value of the assets acquired and liabilities assumed at the date of acquisition:

(in thousands of dollars)	$
Current assets	606
Investments	815
Property, plant and equipment (1)	6,041
Total assets acquired	7,462
Current liabilities	1,643
Liability for asset retirement obligations and others	1,643
Assumption of long-term debt	40
Total liabilities assumed	3,326
Net assets acquired	4,136
Consideration
Net disbursement	4,136

(1) Property, plant and equipment consist of mining properties, land, buildings and equipment relating to mines.

Acquisition of Sequoia Minerals Inc.

On July 2, 2004, Cambior acquired Sequoia Minerals Inc. ("Sequoia") through a merger transaction, thereby consolidating the ownership of the Niobec mine. Sequoia held a 50% interest in the Niobec mine and was the mine operator. The transaction with Sequoia was accounted as a business combination using the purchase method of accounting. As mentioned in the 2004 financial statements, the allocation of the purchase price was subject to future adjustments. Such adjustments were recorded in 2005.

Fourth Quarter 2005 and Year-End Report	17

NOTES AND COMMENTS TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - continued

7. CURRENT PORTION OF LONG-TERM LIABILITIES

	December 31,	December 31,
	2005	2004
(in thousands of dollars)	$	$
Current portion of:
Long-term debt (Note 8)	21,222	20,787
Deferred revenue (Note 9)	-	12,222
Deferred gains (Note 10)	119	-
Asset retirement obligations (Note 11)	1,895	3,754
Accrued benefit liabilities	406	105
	23,642	36,868

8. LONG-TERM DEBT

	Total	Scheduled payments						Total
(in thousands of dollars)	2005	2006	2007	2008	2009	2010	2011+	2004
	$	$	$	$	$	$	$	$
2003 Credit facility(a)	32,000	14,000	14,000	4,000	-	-	-	50,000
Balance of purchase price
– Rosebel	-	-	-	-	-	-	-	1,000
– Grassalco	1,503	816	687	-	-	-	-	2,276
Non-participating shares(d)	1,400	480	480	440	-	-	-	1,880
Convertible debenture	1,256	1,256	-	-	-	-	-	1,173
Others	938	175	365	132	101	75	90	1,100
Sub-total	37,097	16,727	15,532	4,572	101	75	90	57,429
Non recourse debt
- Credit facility – OBMI(b)	10,000	-	626	914	1,014	1,125	6,321	-
- Credit facility - OSI(c)	8,000	419	613	679	754	836	4,699	-
- Balance of purchase
price – Camp Caiman	7,918	4,076	-	3,842	-	-	-	7,800
Sub-total	25,918	4,495	1,239	5,435	1,768	1,961	11,020	7,800
Total	63,015	21,222	16,771	10,007	1,869	2,036	11,110	65,229
Current portion	21,222							20,787
Long-term portion	41,793							44,442

(a) 2003 Credit Facility

In October 2005, Cambior agreed to an amendment to its 2003 Credit facility with its lenders to increase the revolving credit facility from $10,000,000 to $15,000,000, and to change the basis for calculating interest rates and fees. In accordance with this amendment, the interest margin above LIBOR rate will henceforth vary according to the ratio of Total Net Senior Debt to EBITDA. The Total Net Senior Debt is defined as the aggregate amount of the debt less cash and subordinated debt. The EBITDA is defined as the consolidated net income plus interest expense, depreciation, amortization expense and income tax expense.

As at December 31, 2005, the effective interest rate was 5.87% (4.81% as at December 31, 2004). The $15,000,000 revolving credit facility maturing on September 30, 2008, which is a component of the 2003 Credit facility, was unutilized except for $6,701,000 in letters of credit issued to guarantee certain corporate obligations.

The 2003 Credit facility is secured by the Company's interests in the Doyon, Mouska, Sleeping Giant, Niobec and Rosebel mines, and is subject to various covenants, financial ratios and prepayments in the event of future financings.

Fourth Quarter 2005 and Year-End Report	18

NOTES AND COMMENTS TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - continued

8. LONG-TERM DEBT (continued)

(b) Credit facility – OBMI

In December 2004, a new company, Omai Bauxite Mining Inc. (OBMI), owned 70% by Cambior and 30% by the Government of Guyana acquired bauxite mining operations in Guyana pursuant to a privatization. OBMI entered into a $10,000,000 credit facility with a Caribbean financial institution on a non-recourse basis, but subject to a $5,000,000 construction cost-overrun guaranty from Cambior. This facility has a 10-year term and an interest rate of 10.5% per year and is used to refurbish the bauxite processing plant and infrastructure. An amount of $10,000,000 was borrowed during 2005. Interest only is to be paid monthly during the first two years. Thereafter, the facility is to be reimbursed by 32 equal consecutive quarterly payments including interest until 2015. This credit facility is secured by a first debenture over the fixed and floating assets of OBMI, together with a collateral mortgage over the properties and the buildings constructed thereon. It is also secured by an assignment of the proceeds of the sales agreements. OBMI must also maintain a debt service account in the amount of one principal and interest payment.

(c) Credit facility – OSI

In March 2005, a new wholly-owned subsidiary of Cambior, Omai Services Inc. (OSI), was granted a license to generate and sell electricity. OSI received a financing commitment from a Caribbean financial institution for $8,000,000 over 10 years at a rate of 10.5% per year on a non-recourse basis to install a power plant near OBMI's facilities. An amount of $8,000,000 was borrowed during 2005. The facility is to be reimbursed by 36 equal consecutive quarterly payments including interest commencing June 30, 2006, until March 31, 2015. OSI has granted a fixed and floating charge over its assets to the lender to secure the repayment of the principal sum. OSI must also maintain a debt service account in the amount of one principal and interest payment.

(d) Non-participating shares

The Rosebel mine started commercial production on February 11, 2004. In accordance with the Mineral Agreement between the Company and the Republic of Suriname, the Company issued to the Government of Suriname, following the date of the commercial production as defined, 5% of the participating capital stock of Rosebel Gold Mines N.V., and 2,000,000 non-participating shares redeemable for $2,000,000. Non-participating shares totalling $480,000 were redeemed in 2005 ($120,000 in 2004).

Interest

Interest on long-term debt was as follows:

	Fourth Quarter		Year
	ended December 31,		ended December 31,
	2005	2004	2005	2004
(in thousands of dollars)	$	$	$	$
Interest on long-term debt
-Expensed	1,009	704	3,000	2,291
-Capitalized	99	68	669	529
	1,108	772	3,669	2,820

Fourth Quarter 2005 and Year-End Report	19

NOTES AND COMMENTS TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - continued

9. DEFERRED REVENUE

On January 12, 2001, Cambior entered into a $55,000,000 prepaid gold forward sales agreement with a financial institution, whereby Cambior was committed to deliver an aggregate of 233,637 ounces of gold in equal monthly deliveries from July 2001 to December 2005. The cash proceeds from these prepaid sales were accounted for as deferred revenue.

10. DEFERRED GAINS (LOSSES)

	December 31,	December 31,
	2005	2004
(in thousands of dollars)	$	$
Deferred losses on gold related to hedging transactions	(85)	(5,134)
Fair value at the date of conversion of non-hedge derivative
instruments converted into hedge derivative instruments	204	692
	119	(4,442)
Current portion	119	(4,646)
Long-term portion	-	204

11. LIABILITY FOR ASSET RETIREMENT OBLIGATIONS AND OTHERS

The following table presents the reconciliation of the liability for asset retirement obligations:

	Fourth Quarter	Year
	ended	ended
	December 31,	December 31,
	2005	2005
(in thousands of dollars)	$	$
Balance, beginning of period	31,931	29,434
New obligation relating to the acquisition of assets and businesses	-	1,340
Revision in the estimated cash flows and timing of payments	4,864	4,855
Accretion expense	362	1,832
Disbursements	(2,198)	(3,427)
Foreign exchange variation	(14)	911
Balance, end of period	34,945	34,945
Less current portion		(1,895)
Long-term portion		33,050
Other obligations		755
		33,805

Fourth Quarter 2005 and Year-End Report	20

NOTES AND COMMENTS TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - continued

12. EMPLOYEE FUTURE BENEFIT PLANS

The total defined benefit costs include the following elements:

	Pension benefit		Post-retirement		Pension benefit		Post-retirement
	plans		benefit plans		plans		benefit plans
	Fourth Quarter ended				Year ended
	December 31,				December 31,
	2005	2004	2005	2004	2005	2004	2005	2004
	$	$	$	$	$	$	$	$
(in thousands of dollars)
Current service cost	222	142	27	94	783	534	104	354
Interest expense	261	156	46	22	735	589	176	84
Actual return on plan assets	(566)	(147)	-	-	(912)	(554)	-	-
Actuarial loss	1,553	181	793	48	1,553	684	793	180
Element of employee future benefit costs
before adjustments to recognize the
long-term nature of employee future
benefit costs	1,470	332	866	164	2,159	1,253	1,073	618
Adjustments to recognize the long-term
nature of employee future benefit
costs:
Difference between expected return
and actual return on plan assets for
the year	344	33	-	-	344	126	-	-
Difference between actuarial loss
recognized for the period and
actuarial loss/gain on accrued
benefit obligations for the period	(1,508)	(166)	(783)	(43)	(1,455)	(627)	(755)	(160)
Amortization of the transitional asset	(33)	(32)	-	-	(129)	(120)	-	-
Defined benefit costs recognized	273	167	83	121	919	632	318	458

Senior management of the Company specifically designated by the Board of Directors participate in a supplementary executive retirement plan ("SERP"). Annual contributions are assessed by the Board of Directors based on the Company's financial position and other factors. In 2005, letters of credit amounting to $6,201,000 (C$7,212,000) were issued to guarantee the SERP obligations under retirement compensation agreements.

Fourth Quarter 2005 and Year-End Report	21

NOTES AND COMMENTS TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - continued

13. COMMON SHARES, WARRANTS AND OPTIONS

	Fourth Quarter		Year
	ended December 31, 2005		ended December 31, 2005
	Number of		Number of
	securities	Amount	securities	Amount
(in thousands of dollars)	(000)		$(000)	$
Common shares issued and fully paid:
Balance, beginning of period	274,487	545,069	274,188	544,545
Options exercised in 2005		51		262
Issued: Exercise of options	111	93	410	406
	111	144	410	668
Balance, end of period	274,598	545,213	274,598	545,213
Common share purchase options granted following
the Ariane merger and Sequoia acquisition:
Balance, beginning of period	826	943	873	953
Exercised	-	-	(3)	(4)
Expired	-	-	(44)	(6)
	-	-	(47)	(10)
Balance, end of period	826	943	826	943
Total common shares and options		546,156		546,156

At February 16, 2006, there were 274,856,625 common shares outstanding.

Issuance of securities

During the fourth quarter of 2005, 111,000 common shares were issued pursuant to the exercise of stock-options issued under the Company's stock option plan for directors and key employees and pursuant to the merger agreement with Ariane, for total proceeds of $93,000 (410,000 common shares for proceeds of $402,000 during 2005).

Warrants

As of December 31, 2005, the outstanding number of warrants exercisable into common shares was as follows:

			Number	Number
		Exercise price	issued	exercisable
Date of issue	Expiry date	($ per share)	(000)	(000)
August 12, 2003	August 12, 2008	C$3.75	20,000	20,000
October 14, 2004	October 16, 2006	C$4.35	14,667	14,667
				34,667

Shareholder rights plan

On November 4, 2005, the board of Directors adopted a Shareholder Rights Plan (the "Plan") to encourage the fair treatment of shareholders should a take-over bid be made for Cambior. Shareholders will vote on a resolution to ratify the adoption of the Plan at an Annual and Special Meeting of the Shareholders which will be held on or before May 4, 2006. If the resolution is not approved by a majority of votes cast by Shareholders, the Plan and the rights issued under the Plan will terminate and cease to be effective.

The rights issued under the Plan will become exercisable only when a person, including any party related to it, acquires or announces its intention to acquire 20% or more of the outstanding shares of Cambior without complying with the "Permitted Bid" provisions of the Plan or without approval of the Board.

Fourth Quarter 2005 and Year-End Report	22

NOTES AND COMMENTS TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - continued

13. COMMON SHARES, WARRANTS AND OPTIONS (continued)

Earnings per share

The following numbers of equity instruments were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive for the periods presented.

Number of instruments	December 31,	December 31,
(in thousands)	2005	2004
Options	2,241	7,964
Warrants	34,667	34,667
Convertible debenture	340	340
	37,248	42,971

Reconciliation of the diluted weighted average number of common shares outstanding for the following periods is as follows:

	Fourth Quarter		Year
Number of instruments	ended December 31,		ended December 31,
(in thousands)	2005	2004	2005	2004
Basic weighted average number of common
shares outstanding	274,508	269,881	274,339	249,321
Effect of dilutive stock options	1,518	-	1,551	-

Diluted weighted average number of common
shares outstanding	276,026	269,881	275,890	249,321

14. COMMON SHARE PURCHASE OPTIONS AND STOCK-BASED COMPENSATION

At their annual general and special meeting held on May 12, 2005, the shareholders approved an increase of common shares issuable under the stock option plan of the Company to an aggregate number equal at all times to 5% of the Company's outstanding common shares. During the second quarter of 2005, such maximum number issuable therefore increased from 9,000,000 common shares to a new maximum of an aggregate number being at all times equal to 5% of the Company's outstanding common shares, which represented 13,730,000 common shares as at December 31, 2005.

The Board of Directors has approved, in 2005, the granting of 1,690,000 options at an exercise price of C$2.30 each in accordance with the terms of the Company's stock-option plan for directors and key employees. The Company measures compensation costs related to awards of stock options using the fair value of options granted calculated with the Black-Scholes option-pricing model, taking into account an expected life of five years, a semiannual risk-free interest rate of 3.50% (3.95% in 2004), a volatility of 65% (75% in 2004) and a nil dividend in 2005 and 2004. A stock-based compensation cost is recognized over the vesting period. The weighted average fair value of options granted in 2005 was $1.00 ($1.44 in 2004). The fair value of options exercised during the fourth quarter of 2005 totalling $51,000 ($262,000 for 2005) was transferred from contributed surplus to common shares.

	Fourth Quarter		Year
	ended December 31,		ended December 31,
	2005	2004	2005	2004
(in thousands of dollars)	$	$	$	$
Stock-based compensation	224	481	1,595	1,580

Fourth Quarter 2005 and Year-End Report	23

NOTES AND COMMENTS TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - continued

15. INCOME AND MINING TAXES

As a result of higher asset values for tax purposes than accounting values and accumulated losses in Canada, in Guyana and in the United States, the Company has significant future tax assets available. Some of these assets were utilized as part of the Sequoia acquisition in 2004. The Company records a valuation allowance against any portion of its remaining future income tax assets that it believes will not, more likely than not, be realized.

The provision for income and mining taxes is made up of the following components:

	Fourth Quarter		Year
	ended December 31,		ended December 31,
	2005	2004	2005	2004
(in thousands of dollars)	$	$	$	$
Current:
Federal income taxes - tax on large corporations in Canada	119	31	86	242
Provincial mining taxes (recovery)	(861)	214	(2,089)	214
	(742)	245	(2,003)	456
Future:
Provincial mining taxes (recovery)	(1,593)	-	(1,593)	-
Federal and provincial income tax (recovery)	-	(55)	-	(1,180)
Foreign income tax	3,033	5,464	13,557	6,884
	1,440	5,409	11,964	5,704
Total	698	5,654	9,961	6,160

16. REVENUE PROTECTION PROGRAM

a) Gold sales and purchase commitments

The Company's gold sales and purchase commitments, as at December 31, 2005, were as follows(1):

		2006	2007	Total
Total obligations - Forwards
Quantity	(000 oz)	119	56	175
Average price	($/oz)	325	350	333
Gold purchase
Quantity	(000 oz)	(10)	-	(10)
Average price	($/oz)	406	-	406
Net obligations	(000 oz)	109	56	165

Ounces of gold receivable related to the
disposal of Carlota	(000 oz) (Note 6)	25	25	50

(1) The designation dates for accounting purposes differ from commitment dates.

Fourth Quarter 2005 and Year-End Report	24

NOTES AND COMMENTS TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - continued

16. REVENUE PROTECTION PROGRAM (continued)

a) Gold sales and purchase commitments (continued)

The estimated fair value of Cambior's gold forward sales and purchase commitments, calculated using forward rates considering market prices, interest rate, gold lease rate and volatilities, is as follows:

	December 31,	December 31,
	2005	2004
(in thousands of dollars)	$	$
Hedge derivatives - Forwards	(33,999)	(23,006)
Non-hedge derivatives	1,082	1,549
Estimated mark-to market value	(32,917)	(21,457)
Recognized on the balance sheet:
Forwards – Doyon future gold production included in the impairment loss in December 2004(1)	(13,529)	(14,273)
Non-hedge derivatives	1,082	1,549
	(12,447)	(12,724)

Off-balance sheet – net fair value of forwards	(20,470)	(8,733)

(1) In conjunction with the impairment loss of the Doyon mine, on December 31, 2004, a loss was accounted for hedging forward contracts attributable to the Doyon mine and a corresponding amount was reflected on the balance sheet under the "fair value of hedge derivatives" caption totalling $14,273,000. As at December 31, 2005, an amount of $13,529,000 remained as a liability on the balance sheet for such outstanding derivatives.

The non-hedge derivative gain (loss) is summarized as follows:

	Fourth Quarter		Year
	ended December 31,		ended December 31,
	2005	2004	2005	2004
(in thousands of dollars)	$	$	$	$
Variation of the fair value of the non-hedge derivative instruments during the period	(1,303)	3,112	(467)	9,339
Gain resulting from the variation in market prices of ounces of gold receivable related to the disposal of the Carlota Project (Note 6)	1,200	-	1,200	-
Gain resulting from lease rate swap contracts	-	64	-	1,497
Gain (Loss) arising from the exercise of call options sold and gold purchase commitments	1,964	(2,294)	1,964	(8,285)
Non-hedge derivative gain	1,861	1,102	2,697	2,551

b) Foreign exchange contracts

As at December 31, 2005, the Company had commitments, through foreign exchange forward contracts, to deliver US$5,500,000 and obtain in exchange Canadian dollars at an average rate of C$1,1709 in 2006. As at December 31, 2005, the fair value of these foreign exchange contracts was $42,000. This amount was not accounted for in the consolidated statement of operations as the Company's commitments to deliver US dollars in exchange for Canadian dollars are treated as hedge instruments. The Company is exposed to currency risks as a result of expenses incurred in its Canadian operations.

Fourth Quarter 2005 and Year-End Report	25

NOTES AND COMMENTS TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - continued

17. COMMITMENTS

Other commitments

As at December 31, 2005, the Company had commitments to complete facilities, summarized as follows:

(in thousands of dollars)	$

Niobec	1,501

OBMI	3,248

Caiman	707
5,456

18. CONTINGENCIES

Claims

Omai

On May 29, 2003, a writ of summons was served on OMAI Gold Mines Limited ("OGML") in connection with a class action in Guyana claiming total compensation of approximately US$2 billion for damages allegedly caused by the Omai gold mine in Guyana since 1995. The action was filed on behalf of the same group of people that previously filed actions without success in both Québec and Guyana.

Cambior and OGML consider this action as unfounded and frivolous and OGML is contesting it vigorously.

Others

The Company is also subject to various claims, legal proceedings, potential claims and complaints arising in the normal course of business. The Company is also subject to the possibility of new income and mining tax assessments for some years. The Company does not believe that unfavourable decisions in any pending procedures or threat of procedures related to any future assessment or any amount it might be required to pay will entail a material adverse effect on the Company's financial condition.

Fourth Quarter 2005 and Year-End Report	26

NOTES AND COMMENTS TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - continued

19. SEGMENTED INFORMATION

The Company's operations are managed on a mine basis. The Company operates four gold mines, a niobium operation and a bauxite operation. Camp Caiman in French Guiana was acquired in November 2003 and is a development project.

						Camp
				Sleeping	Niobec,	Caiman
	Rosebel	Omai	Doyon	Giant	Bauxite, and	(French	Corporate
	(Suriname)	(Guyana)	(Canada)	(Canada)	others	Guiana)	and projects	Total
(in thousands of dollars)	$	$	$	$	$	$	$	$
Fourth Quarter ended December 31, 2005
Revenues – Mining operations	38,851	1,811	22,628	7,159	29,984	-	(3,188)	97,245
Financial expenses	2,339	24	39	17	953	-	(1,822)	1,550
Depreciation, depletion and amortization	3,731	-	4,154	1,480	2,293	-	73	11,731
Income and mining taxes (recovery)	3,112	-	(1,612)	(292)	(629)	-	119	698
Earnings (Loss)	7,990	878	2,366	(465)	1,801	(132)	(6,112)	6,326
Capital expenditures and investments (disposals)	3,598	(1,388)	2,017	1,085	4,811	994	(11,074)(1)	43
Fourth Quarter ended December 31, 2004
Revenues – Mining operations	39,375	11,367	11,622	2,887	16,234	-	37	81,522
Financial expenses	2,860	79	86	10	173	1	(1,692)	1,517
Depreciation, depletion and amortization	5,536	1,354	3,559	458	1,217	-	62	12,186
Income and mining taxes (recovery)	5,424	-	-	-	310	-	(80)	5,654
Impairment loss and restructuring costs	-	-	71,211	-	-	-	-	71,211
Earnings (Loss)	8,171	(5,915)	(77,227)	(129)	799	(202)	(2,760)	(77,263)
Capital expenditures and investments (disposals)	8,830	(5,873)	1,719	837	17,967	2,795	6,093(1)	32,368
Year ended December 31, 2005
Revenues – Mining operations	151,520	37,067	72,956	18,814	93,182	-	(5,652)	367,887
Financial expenses	10,034	210	108	(7)	1,854	-	(7,507)	4,692
Depreciation, depletion and amortization	19,160	3,376	13,718	4,186	7,239	-	252	47,931
Income and mining taxes (recovery)	14,105	-	(2,675)	(514)	(1,041)	-	86	9,961
Earnings (Loss)	26,673	(8,764)	918	(3,318)	2,752	(363)	(11,660)	6,238
Capital expenditures and investments (disposals)	27,907	(3,144)	8,588	7,810	35,999	6,248	(7,720)(2)	75,688
Property, plant and equipment	148,662	8,729	68,321	16,758	136,669	64,624	11,103	454,866
Assets	191,225	15,714	78,982	18,774	179,259	64,929	72,471	621,354
Year ended December 31, 2004
Revenues – Mining operations	109,448	80,870	53,138	11,749	44,739	-	37	299,981
Financial expenses	9,466	378	10	34	436	2	(6,209)	4,117
Depreciation, depletion and amortization	18,745	8,903	14,191	2,126	2,733	-	239	46,937
Income and mining taxes (recovery)	6,845	-	-	-	404	-	(1,089)	6,160
Impairment loss and restructuring costs	-	-	73,152	-	-	-	-	73,152
Earnings (Loss)	21,971	3,382	(92,871)	(427)	3,754	(1,307)	(8,516)	(74,014)
Capital expenditures and investments (disposals)	41,869	(3,020)	17,227	3,051	61,175	7,711	19,135(2)	147,148
Property, plant and equipment	140,880	14,160	66,035	10,504	105,396	58,257	3,615	398,847
Assets	184,166	36,004	73,251	12,198	136,460	58,747	89,588(3)	590,414
(1) Includes net disposition of $13,706,000 (capital expenditures of $4,089,000 in the fourth quarter of 2004) related to discontinued operations (Note 6).
(2) Includes net disposition of $12,174,000 (capital expenditures of $5,888,000 in 2004) related to discontinued operations (Note 6).
(3) Includes assets held for sale totalling $22,952,000 at December 31, 2004 related to discontinued operations (Note 6).

Fourth Quarter 2005 and Year-End Report	27

NOTES AND COMMENTS TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - continued

19. SEGMENTED INFORMATION (continued)

Reconciliation of reportable operating divisional earnings to net earnings (loss) is as follows:

	Fourth Quarter		Year
	ended December 31,		ended December 31,
	2005	2004	2005	2004
(in thousands of dollars)	$	$	$	$
Operating division earnings (loss)	12,438	(74,503)	17,898	(65,498)
Corporate and projects loss	(6,112)	(2,760)	(11,660)	(8,516)
	6,326	(77,263)	6,238	(74,014)
Investment and other income	116	421	598	937
Stock-based compensation	(224)	(481)	(1,595)	(1,580)
Gain (Loss) on foreign exchange	65	(29)	(98)	(1,103)
Gain on disposal of assets	11,654	-	12,540	-
Non-hedge derivative gain	1,861	1,102	2,697	2,551
Gain on foreign exchange from reduction in net investment	210	-	742	-
Non-controlling interest	(230)	(473)	(920)	(565)
Net earnings (loss)	19,778	(76,723)	20,202	(73,774)

20. ADDITIONAL INFORMATION

Foreign exchange rates were as follows:

C$/US$		2005	2004
December 31	(Closing)	1.1630	1.2020
September 30	(Closing)	1.1627	1.2616
First Quarter	(Average)	1.2267	1.3179
Second Quarter	(Average)	1.2439	1.3592
Third Quarter	(Average)	1.2012	1.3072
Fourth Quarter	(Average)	1.1733	1.2203
Year	(Average)	1.2116	1.3015

Fourth Quarter 2005 and Year-End Report	28

MINERAL RESERVES AND RESOURCES (1) (4) (5)
CAMBIOR'S SHARE
	December 31, 2005			December 31, 2004
	@ $425/oz			@ $400/oz
			Ounces			Ounces
	Tonnes	Grade	Contained	Tonnes	Grade	Contained
GOLD OPERATIONS	(000)	(g Au/t)	(oz)	(000)	(g Au/t)	(oz)
Rosebel (100%)
Proven Reserves	42,307	1.4	1,862,000	20,551	1.5	992,000
Probable Reserves	30,739	1.4	1,350,000	32,359	1.4	1,467,000
Subtotal	73,046	1.4	3,212,000	52,910	1.4	2,459,000
Indicated Resources	56,283	1.0	1,885,000	33,611	1.1	1,176,000
Inferred Resources	59,973	1.1	2,194,000	30,074	1.2	1,147,000
Doyon Division (100%)(2)
Proven Reserves	1,477	6.0	284,600	2,076	5.9	393,200
Probable Reserves	1,317	6.8	288,200	2,424	6.1	475,400
Subtotal	2,794	6.4	572,800	4,500	6.0	868,600
Measured Resources	520	3.9	65,900	859	4.3	117,400
Indicated Resources	1,572	4.2	211,200	1,775	4.1	234,100
Inferred Resources	4,562	5.2	767,500	3,721	6.3	752,700
Sleeping Giant(3)
Proven Reserves	186	11.8	70,600	98	11.6	36,300
Probable Reserves	190	11.0	67,200	147	11.7	55,300
Subtotal	376	11.4	137,800	245	11.7	91,600
Inferred Resources	138	9.5	42,000	82	9.0	23,700
OMAI Gold (100%)
Proven Reserves	-	-	-	3,878	1.0	122,000
GOLD PROJECTS
Camp Caiman (100%)
Probable Reserves	12,285	2.8	1,114,000	-	-	-
Measured Resources	-	-	-	5,381	2.6	456,000
Indicated Resources	8,157	1.9	501,000	16,407	2.1	1,083,000
Inferred Resources	3,767	2.1	249,000	5,973	1.6	304,000
La Arena (100%)
Indicated Resources	23,828	0.7	536,300	13,400	1.0	414,000
Inferred Resources	2,286	0.6	43,100	-	-	-
Westwood (100%)
Inferred Resources	8,613	5.2	1,450,000	8,613	5.2	1,450,000
Grand Duc (100%)
Indicated Resources	150	1.3	6,300	-	-	-
Inferred Resources	249	1.4	11,500	-	-	-
TOTAL GOLD
Proven and Probable Reserves			5,036,600			3,541,200
Measured and Indicated Resources			3,205,700			3,480,500
Inferred Resources			4,757,100			3,677,400

(1) Reported mineral reserves and resources have been calculated in accordance with definitions and guidelines adopted by the Canadian Institute of Mining, Metallurgy and Petroleum. Mineral reserves and resources were estimated using a long-term gold price assumption of $425 /oz in 2005 and $400/oz in 2004. Unlike proven and probable mineral reserves, mineral resources (of all categories) do not have a demonstrated economic viability.

(2) Includes mineral reserves and resources from the Doyon and Mouska mines.

(3) On April 30, 2005, Cambior purchased the remaining 50% interest in the Sleeping Giant mine. Before that date, it was a 50% ownership through a joint venture.

(4) In underground operations, mineral resources contain similar dilution and mining recovery to mineral reserves.

(5) In mining operations, measured and indicated resources are considered uneconomic at the price used for reserves calculations.

Fourth Quarter 2005 and Year-End Report	29

MINERAL RESERVES AND RESOURCES
NON-GOLD
CAMBIOR'S SHARE

	December 31, 2005			December 31, 2004
			Contained			Contained
		Grade	tonnes		Grade	tonnes
NIOBIUM OPERATION	Tonnes	Nb2O5	(000)	Tonnes	Nb2O5	(000)
	(000)	(%)	Nb2O5	(000)	(%)	Nb2O5
Niobec (100%)
Proven Reserves	15,018	0.65	98	16,068	0.64	103
Probable Reserves	6,469	0.71	46	8,188	0.71	58
Inferred Resources	4,447	0.67	30	4,447	0.67	30

		Grade			Grade
BAUXITE OPERATION	Tonnes	Al2O3	SiO2	Tonnes	Al2O3	SiO2
	(000)	(%)	(%)	(000)	(%)	(%)
OMAI Bauxite (100%) (6)
Proven Reserves	6,415	59.8	6.0	6,758	59.9	6.0
Probable Reserves	55,396	60.0	5.2	55,568	60.1	5.2

		Grade	Contained		Grade	Contained
COPPER PROJECT	Tonnes	Cu	tonnes Cu	Tonnes	Cu	tonnes Cu
	(000)	(%)	(000)	(000)	(%)	(000)
Carlota (100%) (7)
Probable Reserves	-	-	-	91,100	0.39	355

(6) On December 9, 2004, Cambior completed the transaction for the privatization of certain assets of Linden Mining Entreprises Ltd. (Linmine) in Guyana. Cambior owns 70% of OMAI Bauxite Mining Inc. and the remaining 30% is owned by the Government of Guyana.

(7) The Carlota project was sold in December 2005. Probable reserves for the Carlota project were calculated using a copper price of $1.00/lb in 2004.

MINERAL RESERVES AND RESOURCES

Mineral reserves and resources have been estimated by Cambior's technical personnel for each property in accordance with definitions and guidelines adopted by the Canadian Institute of Mining, Metallurgy, and Petroleum (CIM "Standards on Mineral Resources and Reserves"). There are numerous uncertainties inherent in estimating proven and probable mineral reserves, including many factors beyond the Company's control. Reserve estimation is a subjective process, and the accuracy of any reserve estimate is a function of the quality of available data and engineering and geological interpretation and judgment. Results from drilling, testing and production, as well as material changes in metal prices subsequent to the date of an estimate, may justify revision of such estimates.

Fourth Quarter 2005 and Year-End Report	30

Cambior's qualified persons (1) responsible for the mineral reserve and resource calculations for each mine or project are as follows:

Mines	Name	Title
Rosebel (Suriname)	R. Sirois	Geology Superintendent
	A. Croal	Engineering Superintendent
Doyon (Quebec, Canada)	F. Blanchet	Chief of the Geologiy department
	F. Girard	Chief Engineer
Mouska (Quebec, Canada)	P. Lévesque	Chief of the Geologiy department
	P. Sévigny	Chief Engineer
Sleeping Giant (Quebec, Canada)	D. Vallières	Technical Services Superintendent
	R. Asselin	Responsable, Mining Geology
Gold Projects
Camp Caiman (French Guiana)	P. Godin	Project General Manager
	F. Clouston	Manager – Project Evaluation
	E. Belzile	Manager, Mining Geology
La Arena (Peru)	F. Clouston	Manager – Project Evaluation
Westwood (Quebec, Canada)	D. Doucet	Exploration Manager, Doyon Division
Grand Duc (Quebec, Canada)	D. Doucet	Exploration Manager, Doyon Division
Industrial Minerals
Niobec (Quebec, Canada)	D. Villeneuve	Chief of the Geologiy department
	S. Thivierge	Engineering Superintendent
Omai Bauxite (Guyana)	R. Walish	General Manager

(1) Qualified person: an individual who is an engineer or geoscientist with at least five years of experience in mineral exploration, mine development or operation, mineral project assessment, or any combination of these, has experience relevant to the subject matter of the mineral project and the technical report, and is a member in good standing of a professional association.

The Company has established rigorous methods and procedures aimed at assuring reliable estimates of the mineral reserves and resources at all of its operations and projects. For each mine and project of the Company, the relevant qualified persons verified the data disclosed, including samplings, analytical and test data underlying the information contained herein. Quality control falls under the responsibility of Elzéar Belzile, P. Eng., Manager, Mining Geology with Cambior Inc., who is also a qualified person.

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission (the "SEC") permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this document, such as "mineral resources", that the SEC guidelines strictly prohibit us from including in our filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Annual Report on Form 40-F. A copy of the 2004 Form 40-F is available to shareholders, free of charge, upon written request addressed to the Investor Relations Department.

Fourth Quarter 2005 and Year-End Report	31

MINERAL RESERVES AND MINERAL RESOURCES (continued)

Metallurgical Recovery and Cut-off Grade

In calculating mineral reserves, cut-off grades are established using the Company's long-term gold price and foreign exchange assumptions, the average metallurgical recovery rates and estimated production costs over the life of the related operation. For an underground operation, a cut-off grade is calculated for each mining method, as production costs vary from one method to another. For a surface operation, production costs are determined for each block included in the block model of the relevant operation.

The following table indicates the cut-off grade calculations and the average metallurgical recoveries at Cambior's gold mining operations for the proven and probable mineral reserves.

	Average Metallurgical Recovery (1)	Cut-off Grades
Mine	(Gold %)	(g Au /t)
Rosebel	92 to 94	0.4 to 0.6
Camp Caiman	58 to 93	0.8 to 1.8
Doyon	97	3.0 to 5.0(2)
Mouska	94.7	10.4(2)
Sleeping Giant	97.2	10.0 to 10.5(2)

(1) The significant difference in the recovery at Camp Caiman is due to the fact that the ore contained in the rock is semi-refractory, therefore with a lower metallurgical recovery than in saprolite where it is oxidized.

(2) Varies depending on the mining method used.

SENSITIVITY ANALYSIS

Proven and probable mineral reserves at year-end 2005 were 5.04 million ounces using a gold price of $425 per ounce. A sensitivity analysis using a gold price of $400 per ounce indicates that mineral reserves would fall 2% to 4,94 million ounces. Mineral reserves increase by 5% when calculated at a gold price of $450 per ounce. For the Canadian operations, a long-term exchange rate of C$1.35 was used.

Fourth Quarter 2005 and Year-End Report	32